Exhibit 10.12

SUPPLEMENTAL SECURITY AGREEMENT

(Patents)

THIS SUPPLEMENTAL SECURITY AGREEMENT (the “Supplemental Patent Agreement”) is made and dated this 13th day of November, 2003 by and between DOLLAR FINANCIAL GROUP, INC., a New York corporation (“Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the Lenders under (and as that term and capitalized terms not otherwise defined herein are defined in) that certain Second Amended and Restated Credit Agreement dated as of even date herewith by and among Company, the Parent, the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders from time to time party thereto (as amended, extended and replaced from time to time, the “Credit Agreement”).

RECITALS

A.            Pursuant to that certain Pledge and Security Agreement dated as of even date herewith between Company and the Administrative Agent (the “Company Security Agreement”), Company has granted to the Administrative Agent a first priority perfected security interest in certain assets of Company, including, without limitation, all patents, trademarks, service marks, trade names, mask works, copyrights, goodwill, licenses and other intellectual property owned by Company or used in Company’s business.

B.            The parties hereto desire to supplement the Company Security Agreement as it relates to certain of such intellectual property consisting generally of patents and to create hereby a document appropriate for recordation in the Patent and Trademark Office of the United States (the “PTO”).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.             Confirmation of Grant of Security Interest.  Company hereby confirms the grant of security interest, pledge, assignment and mortgage set forth in the Company Security Agreement and acknowledges that the Company Collateral described therein includes, without limitation, all of Company’s right, title and interest in the following (the “Patent Collateral”):

(a)           All now existing or hereafter created or acquired, patents, letters patents, inventions, patent applications and rights and works protectable by patent, and, except to the extent prohibited by the terms thereof, all agreements in respect of patents owned by third parties, including, without limitation, the patents specifically described on Schedule I attached hereto, as the same may be amended or replaced from time to time with the consent of the Administrative Agent;

(b)           All now existing and hereafter arising registrations and applications for registration relating to any of the foregoing, all renewals and extensions thereof throughout the world in perpetuity, and all rights to make such applications and to renew and extend the same;

(c)           All now existing and hereafter arising rights and licenses to make, have made, use and/or sell the inventions disclosed and claimed by any of the foregoing;

(d)           All now existing and hereafter arising right (but not the obligation) to register claims under any state, federal or foreign patent law or regulation;

(e)           All now existing and hereafter arising rights, claims and interests under licensing or other contracts pertaining to any of the foregoing to the extent such rights are assignable;

(f)            All now existing and hereafter arising documents, instruments and agreements which reveal the name and address of sources of supply, distribution methods and all terms of purchase, rental, license or use and delivery for all materials, products and components used in connection with any of the foregoing;

(g)           All now existing and hereafter arising specifications as to and quality control manuals used in connection with the operations utilizing any of the foregoing;

(h)           All now existing and hereafter arising goodwill associated with any of the foregoing;

(i)            All now existing and hereafter arising right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of Company or the Administrative Agent for past, present and future infringements of any of the foregoing; and

(j)            All products and Proceeds of any of the foregoing.

Notwithstanding the foregoing, to the extent that granting the security interest contemplated hereby in any rights, property or assets of the Company that are subject to Liens permitted by the Credit Agreement or the other Loan Documents would violate or result in a breach by Company under, or confer upon any other party the right to terminate, the documents, instruments or agreements governing such Liens, so long as such documents, instruments, and agreements are in effect, the Patent Collateral shall include only the rights of Company to receive moneys due and to become due, if any, under or pursuant to such contract or agreement.

2.             Additional Representation and Warranty and Covenant.  In addition to all representations and warranties, covenants and agreements set forth in the Company Security Agreement, Company hereby:

(a)           Represents and warrants that Schedule I attached hereto sets forth an accurate and complete list of all patents owned by Company which are registered with the PTO as of the date hereof; and

(b)           Agrees to promptly notify the Administrative Agent in writing of any additional patents registered with the PTO of which Company becomes the owner and to amend Schedule I accordingly.

3.             No Present Assignment.  Neither the Company Security Agreement, this Supplemental Patent Agreement nor any other document, instrument or agreement creates or is intended to create a present assignment of the Patent Collateral.  Subject to the rights of the Administrative Agent under the Company Security Agreement and this Supplemental Patent Agreement, it is the intention of the parties hereto that Company continue to own the Patent Collateral and that upon the indefeasible payment and performance in full of the Obligations, the rights of the Administrative Agent under the Company

Security Agreement and this Supplemental Patent Agreement in and to the Patent Collateral shall be released and terminated.

4.             Relationship to Security Agreement.  The Patent Collateral shall constitute Company Collateral for all purposes of the Company Security Agreement and the other Loan Documents and the Administrative Agent shall have all rights, powers and remedies with respect to the Patent Collateral to the same extent as they have with respect to other Company Collateral.  Reference is hereby made to the Company Security Agreement, the terms and conditions of which are incorporated herein by this reference.

IN WITNESS WHEREOF, this Supplemental Patent Agreement is made and dated as of the date first written above.

DOLLAR FINANCIAL GROUP, INC., a New York corporation

/s/ Donald Gayhardt
Donald Gayhardt, President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

/s/ Alex Y. Kim
Alex Y. Kim, Vice President

SCHEDULE 1
TO SUPPLEMENTAL SECURITY AGREEMENT

(PATENTS)

None